Exhibit 99.2

Foresight Acquisition Corp. Announces Closing of $316,250,000 Initial Public Offering

Foresight Acquisition Corp. (the “Company”), a blank check company targeting a technology-enabled consumer or consumer healthcare business, announced today the closing of its initial public offering of 31,625,000 units, which included the full exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit, generating total gross proceeds of $316,250,000. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company’s units are listed on the Nasdaq Capital Market and trade under the symbol “FOREU.” Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the Nasdaq Capital Market under the symbols “FORE” and “FOREWS,” respectively.

Cowen served as the sole book-running manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cowen, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, email postSaleManualRequests@broadridge.com, telephone: 833-297-2926.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on February 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering discussed above. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.